Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Rio Tinto Finance (USA) plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	U.S.$500,000,000 4.375% Notes due 2027	Rule 457(r)	$500,000,000	100%	$500,000,000	$153.10 per $1,000,000	$76,550
	Debt	U.S.$750,000,000 4.500% Notes due 2028	Rule 457(r)	$750,000,000	100%	$750,000,000	$153.10 per $1,000,000	$114,825
	Debt	U.S.$1,750,000,000 4.875% Notes due 2030	Rule 457(r)	$1,750,000,000	100%	$1,750,000,000	$153.10 per $1,000,000	$267,925
	Debt	U.S.$1,250,000,000 5.000% Notes due 2032	Rule 457(r)	$1,250,000,000	100%	$1,250,000,000	$153.10 per $1,000,000	$191,375
	Debt	U.S.$1,750,000,000 5.250% Notes due 2035	Rule 457(r)	$1,750,000,000	100%	$1,750,000,000	$153.10 per $1,000,000	$267,925
	Debt	U.S.$1,750,000,000 5.750% Notes due 2055	Rule 457(r)	$1,750,000,000	100%	$1,750,000,000	$153.10 per $1,000,000	$267,925
	Debt	U.S.$750,000,000 5.875% Notes due 2065	Rule 457(r)	$750,000,000	100%	$750,000,000	$153.10 per $1,000,000	$114,825
	Debt	U.S.$500,000,000 Floating Rate Notes due 2028	Rule 457(r)	$500,000,000	100%	$500,000,000	$153.10 per $1,000,000	$76,550
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$9,000,000,000		$1,377,900
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,377,900